Pricing Supplement dated November 6, 2026	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-287303

$7,390,000 Barclays Bank PLC Trigger Autocallable GEARS

Linked to the common stock of Bank of America Corporation due November 9, 2029

Investment Description

The Trigger Autocallable GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the common stock of Bank of America Corporation (the “Underlying”). The Issuer will automatically call the Securities if the Closing Price of the Underlying on the Observation Date is greater than or equal to the Closing Price of the Underlying on the Trade Date (the “Initial Underlying Price”). If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities. If the Securities are not automatically called and the Underlying Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return times the Upside Gearing of 1.78. If the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold (75% of the Initial Underlying Price), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Price to the Final Underlying Price, and could lose all of your initial investment. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Generally, the higher the Call Return on a Security, the greater the risk of loss on that Security. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Automatic Call: The Issuer will automatically call the Securities if the Closing Price of the Underlying on the Observation Date is greater than or equal to the Initial Underlying Price. If the Securities are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities.
❑	Enhanced Growth Potential: If the Securities are not automatically called, at maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Underlying.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Securities are not automatically called and the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	November 6, 2026
Settlement Date:	November 10, 2026
Observation Date:	November 15, 2027
Call Settlement Date:	November 17, 2027
Final Valuation Date:	November 6, 2029
Maturity Date:	November 9, 2029
[1]	The Observation Date, the Final Valuation Date and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE SECURITIES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE SECURITIES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE SECURITIES), BY ACQUIRING THE SECURITIES, EACH HOLDER OR BENEFICIAL OWNER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY, AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Trigger Autocallable GEARS linked to the common stock of Bank of America Corporation. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Call Return	Upside Gearing	Initial Underlying Price*	Downside Threshold	CUSIP/ ISIN
Common stock of Bank of America Corporation (BAC)	18.00%	1.78	$49.42	$37.07, which is 75% of the Initial Underlying Price (rounded to two decimal places)	06749E870 / US06749E8701

*The Initial Underlying Price is the Closing Price of the Underlying on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.25	$9.75
Total	$7,390,000	$184,750	$7,205,250
[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.589 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Key Risks” in this pricing supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus or prospectus supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

t	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Securities” refers to the Trigger Autocallable GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eight months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Securities (or the trustee on behalf of the holders of the Securities), by acquiring the Securities, each holder or beneficial owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Securities of such shares, securities or obligations); (iii) the cancellation of the Securities and/or (iv) the amendment or alteration of the maturity of the Securities, or the amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Securities further acknowledges and agrees that the rights of the holders or beneficial owners of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Securities may be appropriate for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Underlying.

t	You seek an investment with a return linked to the performance of the Underlying, and you believe the Underlying will appreciate over the term of the Securities.

t	You believe the Closing Price of the Underlying is likely to be greater than or equal to the Initial Underlying Price on the Observation Date, or greater than or equal to the Downside Threshold on the Final Valuation Date, and, if it is not, you can tolerate a loss of a significant portion or all of your principal amount.

t	You are willing to invest in the Securities based on the Upside Gearing specified on the cover of this pricing supplement.

t	You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation of the Underlying, which may be significant, and your return on the Securities will be limited to the Call Return.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying.

t	You are willing and able to hold Securities that may be called on the Observation Date, and you are otherwise willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

t	You understand and are willing to accept the risks associated with the Underlying.

t	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.

The Securities may not be appropriate for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Underlying.

t	You do not seek an investment with exposure to the Underlying, or you believe the Underlying will depreciate over the term of the Securities and the Final Underlying Price is likely to be less than the Downside Threshold.

t	You do not believe the Closing Price of the Underlying is likely to be greater than or equal to the Initial Underlying Price on the Observation Date, or greater than or equal to the Downside Threshold on the Final Valuation Date, or you cannot tolerate a loss of a significant portion or all of your principal amount.

t	You are unwilling to invest in the Securities based on the Upside Gearing specified on the cover of this pricing supplement.

t	You do not understand or are not willing to accept that, if the Securities are automatically called, you will not participate in any appreciation of the Underlying, which may be significant, and your return on the Securities will be limited to the Call Return.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying.

t	You are unable or unwilling to hold Securities that may be called on the Observation Date, you are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

t	You do not understand or are not willing to accept the risks associated with the Underlying.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Underlying, please see the sections titled “Information about the Underlying” and “Bank of America Corporation” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2]:	Approximately 3 years, unless called earlier. See “Key Dates” on the cover of this pricing supplement.[2]
Reference Asset:	The common stock of Bank of America Corporation (Bloomberg ticker symbol “BAC”) (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Securities if the Closing Price of the Underlying on the Observation Date is greater than or equal to the Initial Underlying Price. If the Securities are automatically called, the Issuer will pay you on the Call Settlement Date a Call Price equal to the principal amount of your Securities plus a return equal to the Call Return, and no further amounts will be owed to you under the Securities.
Call Price:	The Call Price per Security is $11.80, calculated based on the following formula: $10 + ($10 × Call Return)
Call Return:	18.00%
Payment at Maturity (per Security):

• If the Securities are not automatically called and the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return × Upside Gearing)

• If the Securities are not automatically called and the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

• If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return)

If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	1.78
Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Initial Underlying Price:	The Closing Price of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Price:	The Closing Price of the Underlying on the Final Valuation Date
Downside Threshold:	A percentage of the Initial Underlying Price, as specified on the cover of this pricing supplement
Closing Price:	Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. The Underlying and the terms of the Securities are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Key Risks—Risks Relating to the Underlying” below.

[2]	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Investment Timeline

Trade Date:	The Initial Underlying Price is observed, the Downside Threshold is determined and the Upside Gearing is set.

Observation Date:

The Issuer will automatically call the Securities if the Closing Price of the Underlying on the Observation Date is greater than or equal to the Initial Underlying Price.

If the Securities are automatically called, the Issuer will pay you on the Call Settlement Date a Call Price equal to the principal amount of your Securities plus a Call Return, and no further amounts will be owed to you under the Securities.

Maturity Date:

The Final Underlying Price is observed and the Underlying Return is determined on the Final Valuation Date.

If the Securities are not automatically called and the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return × Upside Gearing)

If the Securities are not automatically called and the Underlying Return is zero or negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return)

If the Securities are not automatically called and the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. The Final Underlying Price is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Generally, the higher the Call Return on a Security, the greater the risk of loss on that Security. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Securities unless you understand and can bear the risks of investing in the Securities.

Risks Relating to the Securities Generally

t	You risk losing a significant portion or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not automatically called, the Issuer will repay you the principal amount of your Securities only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Securities are not automatically called and the Final Underlying Price is less than the Downside Threshold, you will be exposed to the full negative Underlying Return and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date. Accordingly, you may lose a significant portion or all of your principal.

t	If the Securities are automatically called, your return potential on the Securities is limited to the Call Return — If the Securities are automatically called, the return potential of the Securities is limited to the Call Return, regardless of any appreciation of the Underlying, which may be significant. In addition, if the Securities are automatically called, you will not benefit from the Upside Gearing, which only applies to the payment at maturity if the Underlying Return is positive.

t	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return itself, even if such return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.

t	No interest payments — The Issuer will not make periodic interest payments on the Securities.

t	Reinvestment risk — If the Securities are automatically called, the term of the Securities could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are automatically called prior to the Maturity Date. If the Securities are not automatically called, you might be exposed to the full decline in the Underlying.

t	Any payment on the Securities will be determined based on the Closing Prices of the Underlying on the dates specified — Any payment on the Securities will be determined based on the Closing Prices of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

t	Contingent repayment of principal applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

t	A higher Call Return and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the prices of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Securities are set, the greater the expectation is that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set, where higher expected volatility will generally be reflected in a higher Call Return than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your principal at maturity.

t	Owning the Securities is not the same as owning the Underlying — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying would have.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the

U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

t	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Securities (or the trustee on behalf of the holders of the Securities), by acquiring the Securities, each holder or beneficial owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying

t	Single equity risk — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying.

t	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments —The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Securities upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Securities. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

t	Reorganization or other events could adversely affect the value of the Securities or result in the Securities being accelerated — Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of the Underlying, the Calculation Agent may replace the Underlying with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of the Underlying upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Securities to account for the occurrence of that event. Any decision by the Calculation Agent to replace the Underlying, to accelerate the Securities or to otherwise adjust the terms of the Securities could adversely affect the value of, and any amount payable on, the Securities, perhaps significantly, and could result in a significantly lower return on the Securities than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

t	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the market price of the Underlying and, therefore, the market value of the Securities.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlying” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

t	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying;

t	the time to maturity of the Securities;

t	the dividend rate on the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Securities;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Securities is lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

t	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

t	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

t	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

Hypothetical Examples and Return Table of the Securities

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and tables below illustrate the payment upon an automatic call or at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the tables below as an indication or assurance of the expected performance of the Securities. The examples and tables below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and tables below have been rounded for ease of analysis.

Term:	Approximately 3 years (unless called earlier)
Hypothetical Initial Underlying Price:	$100.00
Upside Gearing:	1.78
Hypothetical Downside Threshold:	$75.00 (75% of the hypothetical Initial Underlying Price)
Call Return:	18.00%
*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Price, Downside Threshold or Final Underlying Price. The hypothetical Initial Underlying Price of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Initial Underlying Price and Downside Threshold are set forth on the cover of this pricing supplement, and the actual Final Underlying Price will be the Closing Price of the Underlying on the Final Valuation Date. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “Bank of America Corporation” below. We cannot predict the Closing Price of the Underlying on any day during the term of the Securities, including on the Observation Date and the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing Price of Underlying on Observation Date	Underlying Performance[1]	Payment upon Automatic Call	Total Return on Securities upon Automatic Call[2]
$180.00	80.00%	$11.80	18.00%
$170.00	70.00%	$11.80	18.00%
$160.00	60.00%	$11.80	18.00%
$150.00	50.00%	$11.80	18.00%
$140.00	40.00%	$11.80	18.00%
$130.00	30.00%	$11.80	18.00%
$120.00	20.00%	$11.80	18.00%
$110.00	10.00%	$11.80	18.00%
$105.00	5.00%	$11.80	18.00%
$100.00	0.00%	$11.80	18.00%
$95.00	-5.00%	N/A	N/A
$90.00	-10.00%	N/A	N/A
$80.00	-20.00%	N/A	N/A
$70.00	-30.00%	N/A	N/A
$60.00	-40.00%	N/A	N/A
$50.00	-50.00%	N/A	N/A
$40.00	-60.00%	N/A	N/A
$30.00	-70.00%	N/A	N/A
$20.00	-80.00%	N/A	N/A
$10.00	-90.00%	N/A	N/A
$0.00	-100.00%	N/A	N/A

[1]	As used in this table, the “underlying performance” is equal to (i) the Closing Price of the Underlying on the Observation Date minus the Initial Underlying Price divided by (ii) the Initial Underlying Value, expressed as a percentage.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment upon automatic call to the purchase price of $10 per Security.

Example 1 — Securities Are Automatically Called on the Observation Date

Date	Closing Price	Payment (per Security)
Observation Date	$130.00	Closing Price of Underlying at or above Initial Underlying Price; Securities are automatically called; Issuer pays the Call Price on the Call Settlement Date.
Call Price (per Security):	$11.80
Total Return:	18.00%

Because the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on the Observation Date, the Securities are automatically called on the Observation Date. The Issuer will pay you on the Call Settlement Date a Call Price of $11.80 per Security for a total return of 18.00% on the Securities. No further amounts will be owed to you under the Securities.

As indicated in this example, if the Securities are automatically called, your return on the Securities will not exceed the Call Return, regardless of any appreciation of the Underlying, which may be significant.

Hypothetical Payment at Maturity if the Securities Are NOT Automatically Called:

Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity[1]
$180.00	80.00%	$24.240	142.40%
$170.00	70.00%	$22.460	124.60%
$160.00	60.00%	$20.680	106.80%
$150.00	50.00%	$18.900	89.00%
$140.00	40.00%	$17.120	71.20%
$130.00	30.00%	$15.340	53.40%
$120.00	20.00%	$13.560	35.60%
$110.00	10.00%	$11.780	17.80%
$105.00	5.00%	$10.890	8.90%
$100.00	0.00%	$10.000	0.00%
$95.00	-5.00%	$10.000	0.00%
$90.00	-10.00%	$10.000	0.00%
$80.00	-20.00%	$10.000	0.00%
$75.00	-25.00%	$10.000	0.00%
$74.99	-25.01%	$7.499	-25.01%
$70.00	-30.00%	$7.000	-30.00%
$60.00	-40.00%	$6.000	-40.00%
$50.00	-50.00%	$5.000	-50.00%
$40.00	-60.00%	$4.000	-60.00%
$30.00	-70.00%	$3.000	-70.00%
$20.00	-80.00%	$2.000	-80.00%
$10.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $10 per Security.

Example 2 — Securities Are NOT Automatically Called and the Final Underlying Price Is Above the Initial Underlying Price

Date	Closing Price	Payment (per Security)
Observation Date	$85.00	Closing Price of Underlying below Initial Underlying Price; Securities NOT automatically called
Final Valuation Date	$110.00	Closing Price of Underlying above Initial Underlying Price; Issuer pays principal amount plus a return equal to the Underlying Return times the Upside Gearing on the Maturity Date.
Payment at Maturity (per Security):	$11.780
Total Return:	17.80%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on the Observation Date, the Securities are not automatically called. The Closing Price of the Underlying increases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $110.00, resulting in an Underlying Return of 10.00%. Because the Underlying Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return × Upside Gearing)
$10 + ($10 × 10.00% × 1.78) = $10 + $1.78 = $11.780

The payment at maturity of $11.780 per Security represents a total return on the Securities of 17.80%.

Example 3 — Securities Are NOT Automatically Called and the Final Underlying Price Is At or Below the Initial Underlying Price but At or Above the Downside Threshold

Date	Closing Price	Payment (per Security)
Observation Date	$85.00	Closing Price of Underlying below Initial Underlying Price; Securities NOT automatically called
Final Valuation Date	$90.00	Closing Price of Underlying below Initial Underlying Price but at or above Downside Threshold; Issuer repays principal on the Maturity Date.
Payment at Maturity (per Security):	$10.000
Total Return:	0.00%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on the Observation Date, the Securities are not automatically called. The Closing Price of the Underlying decreases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $90.00, resulting in an Underlying Return of -10.00%. Because the Underlying Return is negative but the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.000 per Security.

The payment at maturity of $10.000 per Security represents a total return on the Securities of 0.00%.

Example 4 — Securities Are NOT Automatically Called and the Final Underlying Price Is Below the Downside Threshold

Date	Closing Price	Payment (per Security)
Observation Date	$85.00	Closing Price of Underlying below Initial Underlying Price; Securities NOT automatically called
Final Valuation Date	$40.00	Closing Price of Underlying below Downside Threshold; Issuer will repay less than the principal amount resulting in a percentage loss on your investment equal to the negative Underlying Return.
Payment at Maturity (per Security):	$4.000
Total Return:	-60.00%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on the Observation Date, the Securities are not automatically called. The Closing Price of the Underlying decreases 60.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $40.00, resulting in an Underlying Return of -60.00%. Because the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return)

$10 + ($10 × -60.00%) = $10 + -$6 = $4.000

The payment at maturity of $4.000 per Security represents a loss on the Securities of 60.00%, which reflects the Underlying Return of -60.00%.

If the Underlying Return is negative and the Final Underlying Price is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Security relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Security.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities. This gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

Information about the Underlying

Included below is a brief description of the issuer of the Underlying. This information has been obtained from publicly available sources. We obtained the Closing Price information for the Underlying from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying can be located by reference to its SEC file number provided below.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Bank of America Corporation

According to publicly available information, Bank of America Corporation (the “Company”) is a financial institution, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-06523. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

Historical Information

The following graph sets forth the historical performance of the Underlying from January 4, 2016 through November 6, 2026, based on the daily Closing Prices of the Underlying. The Closing Price of the Underlying on November 6, 2026 was $49.42. The dotted line represents the Downside Threshold of $37.07, which is equal to 75% of the Initial Underlying Price.

We obtained the Closing Prices of the Underlying from Bloomberg, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Securities, including on the Observation Date and the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Securities offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the Securities (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.